Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PLT6

PRICING SUPPLEMENT NO. 273
Trade Date: November 17, 1997, to Prospectus
Supplement dated August 11, 1997
and Prospectus dated August 11, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 3 month Libor
Commission: .00%                            Telerate pg 3750
	           posted on 11/19/97
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 11/21/97
(X) LIBOR (3 month)	 Maturity Date:       8/21/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.30%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	Every 2/21; 5/21; 8/21 and 11/21,
subject to modified following business day convention.

The aggregate principal amount of this offering is $5,000,000 and relates only to Pricing Supplement No. 273. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $10,267,500,000 and, to date, including this offering, an aggregate of $9,793,325,000 Medium-Term Notes, Series E has been issued and $5,842,390,000 are outstanding.











								Lehman Brothers Holdings



								By:
		            	             Name: Nigel Walker
				      		  Title: Assistant Treasurer
							  Phone: 212-526-1073